Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES FIRST QUARTER 2016 RESULTS

First Quarter 2016 Highlights

•                  Cash available for distribution (“CAD”) of $0.58 per share

•                  First quarter dividend of $0.40 per share

•                  $1.8 billion of completed asset monetizations

•                  Additional $2.3 billion of assets in contract to be sold, including a definitive agreement to sell NorthStar Realty’s manufactured housing portfolio for $2.04 billion

•                  Current liquidity of $902 million; $1.6 billion of liquidity expected following asset monetizations in contract

NEW YORK, NY, May 10, 2016 - NorthStar Realty Finance Corp. (NYSE: NRF) (“NorthStar Realty”) today announced its results for the first quarter ended March 31, 2016.

First Quarter 2016 Results

NorthStar Realty reported CAD for the first quarter 2016 of $107.1 million, or $0.58 per share. Net (loss) to common stockholders for the first quarter 2016 was $(145.3) million, or $(0.79) per diluted share.

For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

Jonathan A. Langer, Chief Executive Officer, commented, “During 2016, we have continued to focus on creating liquidity in our business by monetizing certain assets at highly attractive valuations. To that end, we are pleased to announce we have entered into a definitive agreement to sell our manufactured housing portfolio for $2.04 billion, generating an IRR of approximately 20% on this portfolio. Overall, we are extremely pleased with our asset monetizations to-date, which positions us with over $900 million of liquidity and an additional approximately $700 million anticipated from asset monetizations under contract (including the manufactured housing portfolio sale). The financial flexibility, opportunity and earnings power that this liquidity provides NorthStar Realty is extremely valuable and, despite the short term earnings drag this effort creates, we are continuing to seek out other potential ways to further enhance our liquidity profile.”

Portfolio Results and Performance Metrics

Below are portfolio results and performance metrics for the first quarter 2016. Same-store results are presented for direct real estate properties that NorthStar Realty owned during the full quarter ended March 31, 2015 and full quarter ended March 31, 2016. For private equity fund investments and financial investments such as loans, securities and CDO equity, information presented represents first quarter 2016 results compared to fourth quarter 2015 results. For more information and a reconciliation of net operating income (“NOI”) to property and other related revenues net of property operating expenses, please refer to the tables on the following pages.

Healthcare Real Estate

•                  For the first quarter 2016, combined healthcare portfolio NOI was $101.5 million, which included $8.5 million related to a senior housing operating portfolio sold during the first quarter 2016.

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016, combined healthcare portfolio NOI was $92.8 million for the first quarter 2016, compared to combined healthcare portfolio NOI of $89.9 million for the first quarter 2015.

Medical Office Buildings

•                  For the first quarter 2016, NOI was $26.0 million, remaining lease term was 6.6 years and occupancy was 89.9%.

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016, NOI was $25.7 million, remaining lease term was 6.6 years and occupancy was 89.9% for the first quarter 2016, compared to NOI of $25.0 million, remaining lease term of 6.6 years and occupancy of 91.8% for the first quarter 2015.

Senior Housing — Operating

•                  For the first quarter 2016, NOI was $27.6 million, which included $8.5 million related to a senior housing operating portfolio sold during the first quarter 2016 and occupancy was 90.7%.

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016 and adjusted to include NOI from a portfolio which transitioned from triple net lease to operating during 2015, NOI was $19.1 million and occupancy was 89.2% for the first quarter 2016, compared to NOI of $18.0 million and occupancy of 89.2% for the first quarter 2015.

Senior Housing — Triple Net Lease

•                  For the first quarter 2016, NOI was $14.6 million, remaining lease term was 12.5 years and lease (EBITDAR) coverage was 1.6x.

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016 and adjusted to exclude NOI from a portfolio which transitioned from triple net lease to operating during 2015, NOI was $14.6 million, remaining lease term was 12.4 years and lease (EBITDAR) coverage was 1.6x for the first quarter 2016, compared to NOI of $14.2 million, remaining lease term of 12.0 years and lease (EBITDAR) coverage was 1.5x for the first quarter 2015.

Skilled Nursing Facilities

•                  For the first quarter 2016, NOI was $28.2 million, remaining lease term was 8.5 years and lease (EBITDAR) coverage was 1.5x.

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016, NOI was $28.3 million, remaining lease term was 8.5 years and lease (EBITDAR) coverage was 1.4x for the first quarter 2016, compared to NOI of $27.8 million, remaining lease term of 8.9 years and lease (EBITDAR) coverage was 1.4x for the first quarter 2015.

Hospitals

•                  For the first quarter 2016, NOI was $5.1 million, remaining lease term was 12.7 years and lease (EBITDAR) coverage was 3.0x, compared to NOI of $4.9 million, remaining lease term of 12.2 years and lease (EBITDAR) coverage was 3.0x for the first quarter 2015.

Hotels

•                  For the first quarter 2016, EBITDA was $63.3 million, RevPAR was $88.7, WA occupancy was 69.7% and EBITDA margin was 32.6%.

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016, EBITDA was $52.9 million, RevPAR was $85.0, WA occupancy was 68.5% and EBITDA margin was 31.4% for the first quarter 2016, compared to EBITDA of $54.2 million, RevPAR of $85.6, WA occupancy of 69.3% and EBITDA margin of 32.3% for the first quarter 2015.

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016 and excluding hotels which were under renovation during the first quarter 2016, EBITDA was $44.0 million, RevPAR was $88.2, WA occupancy was 69.7% and EBITDA margin was 32.9% for the first quarter 2016, compared to EBITDA of $41.2 million, RevPAR of $86.0, WA occupancy of 68.9% and EBITDA margin of 31.9% for the first quarter 2015.

Manufactured Housing Communities

•                  For the first quarter 2016, NOI was $32.5 million, WA monthly rent was $497.2 and economic occupancy was 85.5%.

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016, NOI was $29.5 million, WA monthly rent was $504.1 and economic occupancy was 85.9% for first quarter 2016, compared to NOI of $28.8 million, WA monthly rent of $485.7 and economic occupancy of 85.4% for the first quarter 2015.

Net Lease Real Estate

•                  For the first quarter 2016, NOI was $14.2 million, remaining lease term was 9.6 years and occupancy was 97.9%.

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016, NOI was $14.0 million, remaining lease term was 9.6 years and occupancy was 98.2% for the first quarter 2016, compared to NOI of $14.1 million, remaining lease term of 9.9 years and occupancy of 99.1% for the first quarter 2015.

Multifamily Real Estate

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016, NOI was $6.9 million, occupancy was 94.8%, WA monthly rent was $823.9 and NOI margin was 55.0% for the first quarter 2016, compared to NOI of $5.9 million, occupancy of 95.0%, WA monthly rent of $789.0 and NOI margin of 55.0% for the first quarter 2015

•                  Excluding the 10 multifamily properties NorthStar Realty entered into definitive agreements to sell, NOI was $1.6 million for the first quarter 2016.

Multi-tenant Office Real Estate

•                  For the first quarter 2016, NOI was $3.0 million, remaining lease term was 2.7 years, occupancy was 89.7% and NOI margin was 57.4%.

•                  For portfolios owned during the full quarters ended March 31, 2015 and 2016, NOI was $1.1 million, remaining lease term was 2.7 years, occupancy was 89.7% and NOI margin was 57.4% for the first quarter 2016, compared to NOI of $1.0 million, remaining lease term of 3.0 years, occupancy of 90.3% and NOI margin of 53.0% for the first quarter 2015.

Interest in Private Equity Funds

•                  For the first quarter 2016, aggregate gross distributions were $82.9 million, of which $37.6 million was income earned and aggregate contributions totaled $1.0 million. As of March 31, 2016, aggregate portfolio net carrying value was $0.8 billion with a yield of 14.7%. For the fourth quarter 2015, aggregate gross distributions were $139.5 million, of which $42.4 million was income earned and aggregate contributions were $9.6 million. As of December 31, 2015, aggregate portfolio net carrying value was $1.1 billion with a yield of 16.9%.

Balance Sheet Loans

•                  For the first quarter 2016, aggregate portfolio income earned on invested equity was $13.0 million. During the first quarter 2016, asset sales and repayments totaled $191.5 million net of $46.9 million of financing. As of March 31, 2016, aggregate portfolio carrying value was $319.7 million, net of $25.2 million of financing, with a yield on equity of 9.9%, excluding loans with a net carrying value of $115.8 million which repaid or sold in April 2016. For the fourth quarter 2015, aggregate portfolio income earned on invested equity was $21.2 million. During the fourth quarter 2015, repayments totaled $266.2 million. As of December 31, 2015, aggregate portfolio carrying value was $506.0 million, net of $126.1 million of financing, with a yield on equity of 10.9%.

N-Star CDO Bonds and Other Securities

•                  For the first quarter 2016, aggregate portfolio income earned was $16.0 million, which includes $5.2 million related to repurchased CDO bonds that are eliminated in consolidation. As of March 31, 2016, the principal amount of the portfolio, excluding repurchased CDO bonds that are eliminated in consolidation, was $430.6 million with an amortized cost of $212.4 million and a yield of 19.1%. As of March 31, 2016, the principal amount of repurchased CDO bonds that are eliminated in consolidation was $139.7 million. For the fourth quarter 2015, aggregate portfolio income earned was $17.2 million, which includes $4.5 million related to repurchased CDO bonds that are eliminated in consolidation. As of December 31, 2015, the principal amount of the portfolio, excluding repurchased CDO bonds that are eliminated in consolidation, was $518.5 million with an amortized cost of $256.4 million and a yield of 18.1%. As of December 31, 2015, the principal amount of repurchased CDO bonds that are eliminated in consolidation was $140.6 million.

CDO Equity and Other Income

•                  For the first quarter 2016, aggregate equity distributions and other income was $25.5 million. For the fourth quarter 2015, aggregate equity distributions and other income was $25.8 million.

Asset Divestitures

Commercial Real Estate

•                  During the first quarter 2016, NorthStar Realty sold its interest in a $900 million portfolio of senior housing assets which resulted in NorthStar Realty receiving net proceeds of approximately $150 million. NorthStar Realty generated an IRR of approximately 10.0% on its invested equity.

•                  NorthStar Realty entered into definitive agreements to sell 10 multifamily properties which will result in NorthStar Realty receiving net proceeds of approximately $86 million. The gross price expected is $307 million with $210 million of mortgage financing in place which is being assumed as part of the transactions. NorthStar Realty expects to generate an IRR of approximately 17.6% on its invested equity. There is no assurance these transactions will close on the terms anticipated, if at all.

•                  Subsequent to the first quarter 2016, NorthStar Realty entered into a definitive agreement to sell its manufactured housing communities for $2.04 billion which will result in net proceeds of approximately $620 million. NorthStar Realty expects to generate an IRR of approximately 20.3% on its invested equity. We expect this transaction to close in the second half of 2016; however, there is no assurance this transaction will close on the terms anticipated, if at all.

•                  NorthStar Realty is actively engaged in dialogue with an institutional investor regarding the purchase of a joint venture interest in its healthcare real estate portfolio. This sale is expected to generate approximately $500 million in liquidity for NorthStar Realty. Separately, NorthStar Realty engaged an advisor on the sale of a portion of its medical office building portfolio.

Commercial Real Estate Loans, Corporate Debt Investments and Securities

•                  During the first quarter 2016, NorthStar Realty sold and received repayment of certain commercial real estate loans which resulted in NorthStar Realty receiving net proceeds of $192 million. NorthStar Realty generated an IRR of approximately 13.8% on its invested equity.

•                  During the first quarter 2016, NorthStar Realty sold certain real estate securities which resulted in NorthStar Realty receiving net proceeds of $54 million. NorthStar Realty generated an IRR of approximately 26.4% on its invested equity.

•                  Subsequent to the first quarter 2016, NorthStar Realty sold and received repayment of certain commercial real estate loans which resulted in NorthStar Realty receiving net proceeds of $116 million. NorthStar Realty generated an IRR of approximately 11.0% on its invested equity.

•                  NorthStar Realty continues to evaluate additional sales and/or accelerated repayments of its commercial real estate loans and securities.

Real Estate Private Equity

•                  During the first quarter 2016, NorthStar Realty sold its interest in one of its portfolios of real estate private equity funds. This transaction resulted in NorthStar Realty receiving net proceeds of $184 million and being relieved of substantially all of $243 million in deferred purchase price funding obligations. NorthStar Realty generated an IRR of approximately 17.3% on its invested equity.

•                  NorthStar Realty continues to evaluate additional sales of portfolios of its real estate private equity fund investments.

NorthStar Realty Total Assets

•                  Assets as of March 31, 2016 totaled approximately $15.4 billion (pro forma for asset monetization initiatives as of May 5, 2016, assets are approximately $13.1 billion), including assets of deconsolidated CDOs and investments of NorthStar Realty.

•                  Approximately 85% of the $13.1 billion of total assets are comprised of direct and indirect ownership interests in real estate (pro forma for asset monetization initiatives as of May 5, 2016).

Supplemental Disclosure

•                  Please refer to the supplemental presentation that was posted on NorthStar Realty’s website, www.nrfc.com, which provides substantial additional details regarding NorthStar Realty’s investments.

Liquidity, Financing and Capital Markets Highlights

Corporate Credit Facility

•                  During the first quarter 2016, NorthStar Realty repaid $165 million on its corporate credit facility and amended the total facility size to $250 million.

Common Equity

•                  During the first quarter of 2016, NorthStar Realty repurchased approximately $50 million of its common stock. The total amount repurchased since inception of NorthStar Realty’s repurchase plan is $168 million.

Liquidity as of May 5, 2016

$ in millions

Unrestricted cash	$652
Undrawn corporate revolving credit facility	250
Expected asset monetizations (in-contract)(1)	706

Expected liquidity	$1,608

(1)    Includes expected asset monetization net proceeds: $620 million from manufactured housing communities and $86 million from multifamily.

Common shares, LTIPs and RSUs not subject to performance hurdles, outstanding

Amounts in millions

Weighted average for Q1’16	185.5

Total outstanding as of May 5, 2016	183.1

Potential Additional Shares
Common shares underlying remaining exchangeable notes	1.3
Grand total	184.4

Earnings Conference Call

NorthStar Realty will host a conference call to discuss first quarter 2016 financial results on May 10, 2016, at 9:00 a.m. Eastern time.  Hosting the call will be Jonathan A. Langer, Chief Executive Officer and Debra A. Hess, Chief Financial Officer, as well as Executives of NorthStar Asset Management Group, David T. Hamamoto, Executive Chairman, Al Tylis, Chief Executive Officer and Daniel R. Gilbert, Chief Investment and Operating Officer.

The call will be webcast live over the Internet from NorthStar Realty’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 888-677-8815, or for international callers, by dialing 913-312-1449, and using passcode 4693436.

A replay of the call will be available two hours after the call through May 16, 2016 by dialing 888-203-1112 or, for international callers, 719-457-0820, using pass code 4693436.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate company that is organized as a REIT and is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except per share and dividends data)

(Unaudited)

	Three Months Ended March 31,
	2016(1)	2015(1)

Property and other revenues
Rental and escalation income	$191,434	$165,041
Hotel related income	193,743	168,727
Resident fee income	72,777	63,373
Other revenue	5,440	3,483
Total property and other revenues	463,394	400,624
Net interest income
Interest income	42,933	65,637
Interest expense on debt and securities	2,160	1,977
Net interest income on debt and securities	40,773	63,660

Expenses
Management fee, related party	46,528	48,231
Interest expense—mortgage and corporate borrowings	124,502	113,009
Real estate properties — operating expenses	238,410	201,141
Other expenses	7,016	4,473
Transaction costs	3,215	5,585
Impairment losses	5,073	—
Provision for (reversal of) loan losses, net	7,242	483
General and administrative expenses
Salaries and related expense	1,999	3,127
Equity-based compensation expense	6,285	10,830
Other general and administrative expenses	4,984	3,246
Total general and administrative expenses	13,268	17,203
Depreciation and amortization	88,003	108,982
Total expenses	533,257	499,107
Other income (loss)
Unrealized gain (loss) on investments and other	(135,481)	(30,574)
Realized gain (loss) on investments and other	377	13,003
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(164,194)	(52,394)
Equity in earnings (losses) of unconsolidated ventures	44,655	53,643
Income tax benefit (expense)	(7,843)	(1,664)
Income (loss) from continuing operations	(127,382)	(415)
Income (loss) from discontinued operations	—	(13,861)
Net income (loss)	(127,382)	(14,276)
Net (income) loss attributable to non-controlling interests	3,177	3,733
Preferred stock dividends	(21,059)	(21,059)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(145,264)	$(31,602)

Earnings (loss) per share:(2)
Income (loss) per share from continuing operations	$(0.79)	$(0.11)
Income (loss) per share from discontinued operations	—	(0.09)
Basic	$(0.79)	$(0.20)
Diluted	$(0.79)	$(0.20)

Weighted average number of shares:(2)
Basic	182,808,556	154,268,233
Diluted	184,674,784	154,626,118

Dividends per share of common stock(2)	$0.40	$0.80

(1)         The consolidated financial statements for the three months ended March 31, 2016 represent the Company’s results of operations following the NRE Spin-off on October 31, 2015.  The three months ended March 31, 2015 include a carve-out of revenues and expenses attributable to NorthStar Europe recorded in discontinued operations.

(2)         Adjusted for the one-for-two reverse stock split completed on November 1, 2015.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2016 (Unaudited)	2015

Assets
Cash and cash equivalents	$450,617	$224,101
Restricted cash	239,488	299,288
Operating real estate, net	8,627,239	8,702,259
Real estate debt investments, net	411,568	501,474
Real estate debt investments, held for sale	88,972	224,677
Investments in private equity funds, at fair value	869,470	1,101,650
Investments in unconsolidated ventures	152,624	155,737
Real estate securities, available for sale	592,977	702,110
Receivables, net	113,477	66,197
Receivable, related parties	1,537	2,850
Unbilled rent receivable, net	52,985	46,262
Derivative assets, at fair value	22	116
Intangible assets, net	505,675	527,277
Assets of properties held for sale	1,913,083	2,742,635
Other assets	172,135	107,768
Total assets(1)	$14,191,869	$15,404,401
Liabilities
Mortgage and other notes payable	$7,167,828	$7,164,576
Credit facilities and term borrowings	443,298	654,060
CDO bonds payable, at fair value	289,338	307,601
Exchangeable senior notes	28,574	29,038
Junior subordinated notes, at fair value	175,130	183,893
Accounts payable and accrued expenses	136,827	170,120
Due to related party	46,450	50,903
Derivative liabilities, at fair value	218,856	103,293
Intangible liabilities, net	144,442	149,642
Liabilities of properties held for sale	1,564,851	2,209,689
Other liabilities	160,090	165,856
Total liabilities(2)	10,375,684	11,188,671
Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $986,640 aggregate liquidation preference as of March 31, 2016 and December 31, 2015	939,118	939,118
Common stock, $0.01 par value, 500,000,000 shares authorized, 180,491,564 and 183,239,708 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	1,805	1,832
Additional paid-in capital	5,104,367	5,149,349
Retained earnings (accumulated deficit)	(2,530,522)	(2,309,564)
Accumulated other comprehensive income (loss)	(15,094)	18,485
Total NorthStar Realty Finance Corp. stockholders’ equity	3,499,674	3,799,220
Non-controlling interests	316,511	416,510
Total equity	3,816,185	4,215,730
Total liabilities and equity	$14,191,869	$15,404,401

(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$7,574	$11,362
Real estate debt investments, net	22,009	22,145
Real estate securities, available for sale	374,109	385,421
Receivables	1,703	1,577
Other assets	903	590
Total assets of consolidated VIEs	$406,298	$421,095

(2) Liabilities of consolidated VIEs included in the total liabilities above:
CDO bonds payable, at fair value	$289,338	$307,601
Accounts payable and accrued expenses	1,269	1,255
Derivative liabilities, at fair value	5,069	7,321
Other liabilities	280	575
Total liabilities of consolidated VIEs	$295,956	$316,752

Non-GAAP Financial Measure

Included in this press release is Cash Available for Distribution, or CAD, a certain “non-GAAP financial measure”, which measures NorthStar Realty’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  NorthStar Realty believes this metric can be a useful measure of its performance which is further defined below.

Cash Available for Distribution (CAD)

We believe that CAD provides investors and management with a meaningful indicator of operating performance.  We also believe that CAD is useful because it adjusts for a variety of cash (such as transaction costs, cash flow related to N-Star CDO equity interests and community fees) and non-cash items (such as depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for loan losses, asset impairment, non-recurring bad debt expense and non-cash interest income and expense items).  We adjust for transaction costs because these costs are not a meaningful indicator of our recurring operating performance.  For instance, these transaction costs include costs such as professional fees associated with new investments or restructuring of investments, which are expenses related to specific transactions.  We adjust for the cash flow related to N-Star CDO equity interests which represents the net interest generated from the N-Star CDO equity interests.  We also adjusted for community fees received in cash related to our former independent living healthcare portfolio which represents a component of our aggregate net return generated related to such investment. These cash flows are a component of our ongoing return on such investments, and therefore, is adjusted in CAD as it provides investors and management with a meaningful indicator of our recurring operating performance. Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  N-Star CDO bond discounts relates to repurchased CDO bonds of consolidated CDO financing transactions at a discount to par.  These CDO bonds typically have a low interest rate and the majority of the return is generated from repurchasing the CDO bonds at a discount to expected recovery value.  Because the return generated through the accretion of the discount is a meaningful contributor to our recurring operating performance, such accretion is adjusted in CAD.  The computation for the accretion of the discount under U.S. GAAP and CAD is the same.  However, for CDO financing transactions that are consolidated under U.S. GAAP, the CDO bonds are not presented as an investment but rather are eliminated in our consolidated financial statements.  In addition, we adjust for distributions and adjustments to joint venture partners, which represent the net return generated from our investments allocated to our non-controlling interests.  For our owned hotels, our CAD calculation is equivalent to earnings before interest taxes depreciation and amortization (EBITDA), the hotel industry standard metric, which does not make an adjustment for furniture, fixtures and equipment (FF&E) reserves.  CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.  Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of consolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for loan losses, net; impairment on depreciable property; non-recurring bad debt expense; deferred tax benefit (expense); acquisition gains or losses; distributions and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain N-Star CDOs. These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three months ended March 31, 2016 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

Three Months Ended
March 31, 2016

Net income (loss) attributable to common stockholders	$(145,264)
Non-controlling interests	(3,177)

Adjustments:
Depreciation and amortization items (1)	104,423
N-Star CDO bond discounts (2)	5,203
Non-cash net interest income in consolidated N-Star CDOs	(9,954)
Unrealized (gain) loss from fair value adjustments / Provision for loan losses, net	140,192
Realized (gain) loss on investments (3)	11,198
Distributions / adjustments to joint venture partners	(10,063)
Transaction costs and other (4)	14,526
CAD	$107,084
CAD per share(5)	$0.58

(1)         Represents an adjustment to exclude depreciation and amortization of $88.5 million (including $0.2 million related to unconsolidated ventures and $0.3 million of cash flow related to community fees), straight-line rental income of $(6.8) million, amortization of above/below market leases of $1.5 million, amortization of deferred financing costs of $14.4 million, amortization of discount on financings and other of $0.5 million and amortization of equity-based compensation of $6.3 million.

(2)         For CAD, realized discounts on N-Star CDO bonds for consolidated CDOs are accreted on an effective yield basis based on expected maturity.  For deconsolidated N-Star CDOs, N-Star CDO bond accretion is already included in net income attributable to common stockholders.

(3)         Represents an adjustment to exclude a $16.7 million gain related to the sale of real estate, $(15.2) million non-cash loss related to the sale of CMBS, $(7.5) million non-cash loss related to securities in our consolidated CDOs, $(0.3) million foreign currency loss, $(1.2) million loss related to the sale of manufactured homes, $(1.0) million non-cash loss related to the sale of loans, $(1.2) million loss related to the write-off of deferred financing costs and $(1.4) million of other real estate related losses and includes a $10.0 million net cash gain related to accelerated discount from sales and repayments of securities and loans and a $1.5 million net cash gain related to the sale of REO.

(4)         Represents an adjustment to exclude $3.2 million of transaction costs, $3.3 million of deferred taxes, $5.1 million of impairment losses and include $2.9 million of cash flow related to N-Star CDO equity interests.

(5)         CAD per share does not take into account any potential dilution from our outstanding exchangeable notes or restricted stock units subject to performance metrics not currently achieved.

Net Operating Income (NOI)

We believe NOI is a useful metric of the operating performance of our real estate portfolio in the aggregate.  Portfolio results and performance metrics represent 100% for all consolidated investments and represent our ownership percentage for unconsolidated joint ventures.  Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market rent; (ii) straight line rent; (iii) other items such as adjustments related to joint ventures, cash flow related to community fees and non-recurring bad debt expense; and (iv) less property operating expenses.  However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) from the sale of properties and other items under U.S. GAAP and capital expenditures and leasing costs necessary to maintain the operating performance of properties, all of which may be significant economic costs.  NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of NOI to property and other related revenues less property operating expenses for our property types in our real estate segment the three months ended March 31, 2016 (dollars in thousands):

	Total	Healthcare (5)	Hotel	Manufactured Housing (6)	Net Lease	Multifamily (6)	Multi-tenant Office
Property and Other Revenues:
Rental and escalation income	$191,434	$108,637	$—	$49,232	$17,689	$10,455	$5,421
Hotel related income	193,743	—	193,743	—	—	—	—
Resident fee income	72,777	72,777	—	—	—	—	—
Other revenue (1)	3,064	879	47	1,376	2	605	155
Total property and other revenues	461,018	182,293	193,790	50,608	17,691	11,060	5,576
Real estate properties - operating expenses	238,410	78,346	130,489	19,394	3,118	4,800	2,263
Adjustments:
Interest income (2)	2,584	1,332	—	1,244	—	—	8
Equity in earnings (3)	263	—	—	—	11	252	—
Amortization and other items (4)	(4,085)	(3,731)	(10)	—	(404)	354	(294)
NOI	$221,370	$101,548	$63,291	$32,458	$14,180	$6,866	$3,027

(1)             Certain other revenue earned is not included as part of NOI, including collateral management fees for administrative services in our N-Star CDOs, that are not part of our real estate segment.

(2)             Primarily represents interest income earned from notes receivable on manufactured homes and loans in the Griffin-American Portfolio.

(3)             Includes an adjustment related to our interest in an unconsolidated joint venture in a net lease and multifamily property.

(4)             Primarily includes amortization of straight-line rental income, amortization of above/below market leases and non-recurring bad debt.

(5)             In March 2016, we sold our 60% interest in a senior housing portfolio. First quarter 2016 NOI includes approximately two months of operations.

(6)             During 2016, we entered into agreements to sell certain of our real estate portfolios, including ten multifamily properties and our manufactured housing portfolio.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, whether our monetization initiatives under contract or any additional monetization initiatives will be consummated, at highly attractive valuations or otherwise, and the incremental liquidity received from any such initiative; whether our completed monetization initiatives will achieve the anticipated benefits, including anticipated IRRs, financial flexibility, opportunity and earnings power, additional liquidity, reduced leverage and our ability to enhance our liquidity profile generally; the durability and long-term growth prospects of our business; whether the exploration by the special committee of a potential recombination transaction with NorthStar Asset Management Group Inc. (NSAM), including negotiations with Colony Capital regarding a three-way combination transaction with NSAM, will result in such a transaction and, if so, whether we will achieve any anticipated benefits from it; our ability to execute our business strategy; the resulting effects of becoming an externally managed company, including the payment of substantial fees to our manager, an affiliate of NSAM, the allocation of investments by our manager among us and NSAM’s other managed companies, and various conflicts of interest in our relationship with NSAM; the performance of our real estate portfolio generally; the underperformance of our hotel business and whether its weak operating environment will improve, if at all; our ability to maintain dividend payments, at current levels, or at all; the diversification of our portfolio; the amount and timing of stock repurchases pursuant to our stock repurchase program or an additional stock repurchase program, if any; volatility, disruption or uncertainty in the financial markets; our liquidity and financial flexibility, including the timing and amount of deployments of capital we retain from our dividend policy and net proceeds we receive from asset sales; the timing and amount of borrowings under our revolving credit facility and facility agreement; our ability to comply with the required affirmative and negative covenants, including the financial covenants; whether we will continue to diligently execute our business strategies in a disciplined manner; the impact of changes to our cost of capital, including our ability to make accretive investments; NSAM’s ability to source and consummate attractive investment opportunities on our behalf, both domestically and internationally; whether we will realize any potential upside in our limited partnership interests in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; the equity and debt mix of our real estate portfolio; our ability to accelerate repayments of loans originated by us; the NOI and overall performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; our ability to generate attractive risk-adjusted total returns; whether we will produce higher cash available for distribution (CAD) per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to meet various coverage tests with respect to our CDOs; the size and timing of offerings or capital raises; the ability to opportunistically participate in commercial real estate refinancings; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; seasonality in our portfolio; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; adverse economic conditions and the impact on the commercial real estate industry; our use of leverage; our ability to obtain mortgage financing on our real estate portfolio; the effect of economic conditions on the valuations of our investments; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our CAD; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; our ability to comply with domestic and international laws or regulations governing various aspects of our business; regulatory requirements with respect to our business and the related cost of compliance; changes in laws or regulations governing various aspects of our business; changes in our board and management composition; competition for qualified personnel, including our ability to retain key personnel; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward looking statements after the date of this release to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772